Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MicroVision, Inc., of our report dated March 26, 2025, relating to the consolidated financial statements of MicroVision, Inc. (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, WA

March 26, 2025